Exhibit 10.1
ALLEGHANY CORPORATION
NON-EMPLOYEE DIRECTORS’ RETIREMENT PLAN
1. Purpose of the Plan.
     This plan, known as the Alleghany Corporation Non-Employee Directors’ Retirement Plan (the “Plan”), is maintained by Alleghany Corporation, a Delaware corporation (“Alleghany”), for the purpose of providing additional compensation in the form of retirement benefits for members of its board of directors (the “Board”) who were not employees of Alleghany or any of its subsidiaries and who served as members of the Board prior to January 1, 2005.
2. Participants.
     Every person who served as a non-employee director of Alleghany at any time after the Effective Date and prior to January 1, 2005, shall be a participant (a “Participant”) under the Plan.
3. Vesting.
     In order to be entitled to a benefit under the Plan, a Participant must:
     (a) have at least five years of Credited Service; and
     (b) have ceased to serve as a director of Alleghany either (i) at the time required by Alleghany’s retirement policy for directors as then in effect or (ii) upon or after attaining age 70.
Credited Service shall mean all years and fractions of a year, whether before or after the Effective Date, during which the Participant served as a director of Alleghany or of Alleghany Corporation, a Maryland corporation, while not an employee of either such corporation or any of their subsidiaries; provided that no period of service as a director after December 31, 2004, shall be recognized as Credited Service for purposes of measuring the duration of a Participant’s benefit under the Plan.
4. Benefit.
     The benefit payable to a Participant who is entitled to a benefit under the Plan shall be an annual amount equal to (a) the basic annual retainer payable to non-employee directors of Alleghany at the time such Participant ceased to be a director of Alleghany, exclusive of additional fees and expenses paid for attendance at or participation in meetings of the Board of

Directors and service on committees of the Board, and exclusive of benefits under the Alleghany Corporation Directors’ Stock Option Plan or the like, or (b), in the case of a Participant who ceases to be a director of Alleghany after December 31, 2004, the basic annual retainer for 2004 of $30,000.
5. Duration of Benefit.
     A Participant who is entitled to receive a benefit under the Plan, other than a Participant who has made the election to receive a lump sum payment pursuant to Section 6(b) below, shall receive his benefit commencing upon the termination for any reason of his service as a director of Alleghany and continuing until the end of a period equal to his Credited Service, or until his death, whichever occurs sooner.
6. Payment or Benefit.
     (a) One-fourth of the annual benefit payable to a Participant hereunder shall be paid at the end of each calendar quarter, beginning with the calendar quarter following that in which his service as a director of Alleghany terminated. If the Credited Service of a Participant includes a fraction of a calendar quarter, his final payment shall consist of the same fraction of the amount otherwise payable per calendar quarter. In the event of a Participant’s death prior to termination of his benefit payments, the final such payment shall be made at the end of the calendar quarter in which his death has occurred.
     (b) Any Participant who was a member of the Board on December 31, 2004, may elect on or before December 31, 2006, to receive a single lump sum payment equal to the actuarial equivalent of the quarterly payments (or remaining payments) the Participant would be entitled to receive under the Plan as of December 31, 2006. In making these calculations for Participants who are members of the Board on December 31, 2006, it shall be assumed that each Participant ceased to be a member of the Board immediately prior to the first annual meeting following the Participant’s 71st birthday; provided, however, if any such Participant is over age 72 as of December 31, 2006, it shall instead be assumed that he ceased to be a member of the Board immediately prior to the 2010 annual meeting. In all cases, actuarial equivalence shall be computed using the applicable mortality table and interest rate prescribed under Section 417(e)(3)(A)(ii) of the Internal Revenue Code of 1986, as amended. All elections by Participants to receive a lump sum shall be in writing and shall be made by, and become irrevocable on, December 31, 2006, and such lump sums shall be paid by the end of January 2007, or as soon as practicable thereafter. A Participant who elects to receive a lump sum shall be entitled to no further benefits under the Plan after December 31, 2006 other than to the payment of the lump sum.

7. General Provisions.
     (a) Nothing in the Plan shall create, or be construed to create, a trust or fiduciary relationship of any kind between Alleghany and a Participant or any other person. All amounts payable under the Plan shall be paid from the general funds of Alleghany, and the right to receive payments from Alleghany under the Plan shall be no greater than the right of any unsecured general creditor. Alleghany may, but need not, purchase securities or instruments as a means of hedging its obligations to any participant under the Plan, but if it does, neither the Participant nor any other person shall have any interest therein or other right to any such property. All payments hereunder shall be made in cash.
     (b) The right of any Participant to receive benefits under the Plan shall not be assigned, transferred, pledged or encumbered in my manner, nor shall it be subject to attachment or to interference or control, by the creditors or beneficiaries of any Participant.
     (c) Participation in the Plan shall not be construed as conferring upon any Participant the right to continue as a director of Alleghany or in any other capacity.
8. Administration of the Plan.
     The Plan shall be administered by an officer or Alleghany (the “Plan Administrator’”) appointed by the Board to serve as administrator under the direction of the Board. The Board shall have full power and authority at my time to interpret, construe, administer, amend and terminate the Plan, and the Board’s interpretation and construction thereof and actions taken thereunder shall be binding on all persons for all purposes; provided, that no amendment or termination of the Plan shall reduce the benefits to which any Participant has previously become entitled under the Plan.
9. Governing Law.
     The Plan shall be governed by and construed under the laws of the State of New York.
10. Effective Date.
     The effective date of the Plan (the “Effective Date”) is July 1, 1990.